Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

April 15, 2019

FIRST QUARTER 2019 RESULTS AND KEY METRICS

NET INCOME OF $4.7 BILLION ($1.87 PER SHARE)

REVENUES OF $18.6 BILLION

RETURNED $5.1 BILLION OF CAPITAL TO COMMON SHAREHOLDERS

REPURCHASED 66 MILLION COMMON SHARES

BOOK VALUE PER SHARE OF $77.09
TANGIBLE BOOK VALUE PER SHARE OF $65.555

New York, April 15, 2019 — Citigroup Inc. today reported net income for the first quarter 2019 of $4.7 billion, or $1.87 per diluted share, on revenues of $18.6 billion. This compared to net income of $4.6 billion, or $1.68 per diluted share, on revenues of $18.9 billion for the first quarter 2018.

Revenues decreased 2% from the prior-year period, including the impact of a $150 million gain on the sale of the Hilton portfolio in North America Global Consumer Banking (GCB) in the prior-year period. Excluding this gain6, revenues decreased 1% from the prior-year period largely driven by lower revenues in Equity Markets as well as mark-to-market losses on loan hedges7, both in the Institutional Clients Group (ICG), and the continued wind-down of legacy assets in Corporate / Other. Net income increased 2% from the prior-year period, driven by a reduction in expenses and a lower effective tax rate, partially offset by the lower revenues and higher cost of credit. Earnings per share increased 11%, primarily driven by a 9% reduction in average diluted shares outstanding as well as the growth in net income.

Percentage comparisons throughout this press release are calculated for the first quarter 2019 versus the first quarter 2018, unless otherwise specified.

CEO COMMENTARY

Citi CEO Michael Corbat said, “Our earnings reflect the progress we are making to improve our return on and return of capital.  Both our consumer and institutional businesses performed well and we saw good momentum in those areas where we have been investing, such as U.S. Branded Cards, Treasury and Trade Solutions, and Investment Banking.  Importantly, our strategy in North America consumer banking is showing good early results as we introduce new products and engage with a broader range of customers, through digital channels.

“We increased our Return on Tangible Common Equity to 11.9%, had positive operating leverage for the tenth consecutive quarter and had strong growth in both loans and deposits in our core businesses. We returned over $5 billion to our shareholders during the quarter,  contributing to the 11% increase in our earnings per share from a year ago.  We further reduced our common shares outstanding, down 9% from a year ago, while maintaining our Common Equity Tier 1 Capital Ratio at 11.9%.  We remain committed to executing our strategy and continuing to make steady progress towards our financial targets,” Mr. Corbat concluded.

Citigroup ($ in millions, except as otherwise noted)	1Q’19	4Q’18	1Q’18	QoQ%	YoY%
Global Consumer Banking	8,451	8,434	8,426	—	—
Institutional Clients Group	9,694	8,220	9,855	18%	(2)%
Corporate / Other	431	470	591	(8)%	(27)%
Total Revenues	$18,576	$17,124	$18,872	8%	(2)%

Expenses	$10,584	$9,893	$10,925	7%	(3)%

Net Credit Losses	1,948	1,786	1,867	9%	4%
Credit Reserve Build / (Release)(a)	20	111	(36)	(82)%	NM
Provision for Benefits and Claims	12	28	26	(57)%	(54)%
Total Cost of Credit	$1,980	$1,925	$1,857	3%	7%

Income from Continuing Operations Before Taxes	$6,012	$5,306	$6,090	13%	(1)%
Provision for Income Taxes	1,275	1,001	1,441	27%	(12)%
Income from Continuing Operations	$4,737	$4,305	$4,649	10%	2%
Net Loss from Discontinued Operations	(2)	(8)	(7)	75%	71%
Non-Controlling Interest	25	(16)	22	NM	14%
Citigroup Net Income	$4,710	$4,313	$4,620	9%	2%
Adjusted Net Income(b)	$4,710	$4,219	$4,620	12%	2%

Revenues
North America	8,304	8,063	8,423	3%	(1)%
EMEA	3,170	2,633	3,167	20%	—
Latin America	2,541	2,439	2,556	4%	(1)%
Asia	4,130	3,519	4,135	17%	—
Corporate / Other	431	470	591	(8)%	(27)%

EOP Assets ($B)	1,958	1,917	1,922	2%	2%
EOP Loans ($B)	682	684	673	—	1%
EOP Deposits ($B)	1,030	1,013	1,001	2%	3%

Common Equity Tier 1 Capital Ratio(3)	11.9%	11.9%	12.1%
Supplementary Leverage Ratio(3)	6.4%	6.4%	6.7%
Return on Average Common Equity	10.2%	9.0%	9.7%
Book Value per Share	$77.09	$75.05	$71.67	3%	8%
Tangible Book Value per Share	$65.55	$63.79	$61.02	3%	7%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

(b) Excludes the impact of Tax Reform8 in 4Q’18 recorded in the tax line in Corporate / Other. For additional information, please refer to Appendix A and Footnote 8.

Citigroup

Citigroup revenues of $18.6 billion in the first quarter 2019 decreased 2%, reflecting the lower revenues in Equity Markets as well as mark-to-market losses on loan hedges in ICG and the continued wind-down of legacy assets in Corporate / Other.

Citigroup operating expenses of $10.6 billion in the first quarter 2019 decreased 3%, driven by efficiency savings and the wind-down of legacy assets, partially offset by investments.

Citigroup cost of credit in the first quarter 2019 was $2.0 billion, a 7% increase, driven by a lower loan loss reserve release in ICG as well as growth and seasoning in Citi-Branded Cards and Citi Retail Services in North America GCB.

Citigroup net income of $4.7 billion in the first quarter 2019 increased 2%, driven by the lower expenses as well as the lower effective tax rate, partially offset by the decrease in revenues and the higher cost of credit. Citigroup’s effective tax rate was 21% in the current quarter compared to 24% in the first quarter 2018.

Citigroup’s allowance for loan losses was $12.3 billion at quarter end, or 1.82% of total loans, compared to $12.4 billion, or 1.85% of total loans, at the end of the prior-year period. Total non-accrual assets declined 13% from the prior-year period to $3.8 billion. Consumer non-accrual loans declined 14% to $2.2 billion and corporate non-accrual loans declined 11% to $1.5 billion.

Citigroup’s end-of-period loans were $682 billion as of quarter end, up 1% from the prior-year period. Excluding the impact of foreign exchange translation9, Citigroup’s end-of-period loans grew 3%, as 5% aggregate growth in ICG and GCB was partially offset by the continued wind-down of legacy assets in Corporate / Other.

Citigroup’s end-of-period deposits were $1.0 trillion as of quarter end, an increase of 3% from the prior-year period. In constant dollars, Citigroup’s end-of-period deposits grew 5%, driven by 8% growth in ICG as well as 2% growth in GCB.

Citigroup’s book value per share of $77.09 and tangible book value per share of $65.55, both as of quarter end, increased 8% and 7%, respectively, from the prior year driven by the benefit of a lower share count. At quarter end, Citigroup’s CET1 Capital ratio was 11.9%, unchanged from the prior quarter as net income was offset by common share repurchases and dividends. Citigroup’s SLR for the first quarter 2019 was 6.4%, unchanged from the prior quarter. During the first quarter 2019, Citigroup repurchased 66 million common shares and returned a total of $5.1 billion to common shareholders in the form of common share repurchases and dividends.

Global Consumer Banking ($ in millions, except as otherwise noted)	1Q’19	4Q’18	1Q’18	QoQ%	YoY%
North America	5,185	5,254	5,157	(1)%	1%
Latin America	1,381	1,356	1,340	2%	3%
Asia(a)	1,885	1,824	1,929	3%	(2)%
Total Revenues	$8,451	$8,434	$8,426	—	—

Expenses	$4,608	$4,590	$4,677	—	(1)%

Net Credit Losses	1,891	1,744	1,736	8%	9%
Credit Reserve Build / (Release)(b)	81	71	143	14%	(43)%
Provision for Benefits and Claims	12	28	26	(57)%	(54)%
Total Cost of Credit	$1,984	$1,843	$1,905	8%	4%

Net Income	$1,437	$1,516	$1,388	(5)%	4%

Retail Banking	3,467	3,382	3,464	3%	—
Cards	4,984	5,052	4,962	(1)%	—
Total Revenues	$8,451	$8,434	$8,426	—	—

Key Indicators ($B)
Retail Banking Average Loans	147	145	147	1%	—
Retail Banking Average Deposits	310	307	309	1%	—
Investment AUMs	171	158	164	8%	5%
Cards Average Loans	163	163	159	—	2%
Cards Purchase Sales	128	144	122	(11)%	5%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

(b) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $8.5 billion remained largely unchanged on a reported basis. In constant dollars, revenues increased 4%, excluding the gain on the sale of the Hilton portfolio in the prior-year period, driven by growth in all three regions.

North America GCB revenues of $5.2 billion increased 1% on a reported basis and 4% excluding the gain on the sale of the Hilton portfolio, with growth in all three businesses. Retail Banking revenues of $1.3 billion increased 1%. Excluding mortgage, Retail Banking revenues increased 2%, driven by continued growth in deposit spreads as well as modest growth in deposit volumes. Citi-Branded Cards revenues of $2.2 billion increased 5%, excluding the gain on the sale of the Hilton portfolio, driven by continued growth in interest-earning balances. Citi Retail Services revenues of $1.7 billion increased 3%, primarily reflecting organic loan growth and the benefit of the L.L.Bean portfolio acquisition.

Latin America GCB revenues of $1.4 billion increased 3% on a reported basis and 6% in constant dollars, including the impact of the sale of an asset management business in Mexico in 2018. This impact was a net benefit in the current quarter as Citi recorded a small residual gain on the sale, partially offset by the absence of related revenues. Excluding this impact, revenues increased 5%, largely driven by continued deposit growth as well as improved deposit spreads.

Asia GCB revenues decreased 2% to $1.9 billion. In constant dollars, revenues increased 1%, as continued growth in deposit, lending and insurance revenues was largely offset by lower investment revenues.

GCB operating expenses of $4.6 billion decreased 1%. In constant dollars, expenses were largely unchanged, as investments and volume-driven expenses were offset by efficiency savings.

GCB cost of credit of $2.0 billion increased 4%. In constant dollars, cost of credit increased 5%, driven by a 10% increase in net credit losses, primarily reflecting volume growth and seasoning in Citi-Branded Cards and Citi Retail Services in North America GCB, partially offset by a lower net loan loss reserve build.

GCB net income of $1.4 billion increased 4% on a reported basis and 14% in constant dollars, excluding the gain on the sale of the Hilton portfolio (approximately $115 million after tax), primarily driven by the higher revenues, partially offset by the higher cost of credit, as expenses were largely unchanged.

Institutional Clients Group ($ in millions)	1Q’19	4Q’18	1Q’18	QoQ%	YoY%
Treasury & Trade Solutions	2,395	2,402	2,268	—	6%
Investment Banking	1,354	1,278	1,130	6%	20%
Private Bank	880	797	904	10%	(3)%
Corporate Lending(a)	569	559	521	2%	9%
Total Banking	5,198	5,036	4,823	3%	8%
Fixed Income Markets	3,452	1,948	3,425	77%	1%
Equity Markets	842	668	1,103	26%	(24)%
Securities Services	638	653	641	(2)%	—
Other	(205)	(190)	(160)	(8)%	(28)%
Total Markets & Securities Services	4,727	3,079	5,009	54%	(6)%
Product Revenues(a)	$9,925	$8,115	$9,832	22%	1%
Gain / (Loss) on Loan Hedges	(231)	105	23	NM	NM
Total Revenues	$9,694	$8,220	$9,855	18%	(2)%

Expenses	$5,427	$4,829	$5,506	12%	(1)%

Net Credit Losses	55	45	105	22%	(48)%
Credit Reserve Build / (Release)(b)	(34)	84	(146)	NM	77%
Total Cost of Credit	$21	$129	$(41)	(84)%	NM

Net Income	$3,311	$2,525	$3,319	31%	—

Revenues
North America	3,119	2,809	3,266	11%	(5)%
EMEA	3,170	2,633	3,167	20%	—
Latin America	1,160	1,083	1,216	7%	(5)%
Asia	2,245	1,695	2,206	32%	2%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 7.

(b) Includes provision for unfunded lending commitments.

Institutional Clients Group

ICG revenues of $9.7 billion decreased 2%, as growth in Banking (including gain / (loss) on loan hedges) was more than offset by a decline in Markets and Securities Services.

Banking revenues of $5.0 billion increased 2% (including gain / (loss) on loan hedges). Treasury and Trade Solutions revenues of $2.4 billion increased 6% on a reported basis and 10% in constant dollars, reflecting continued growth in deposits as well as improved spreads. Investment Banking revenues of $1.4 billion increased 20%, as strong growth in advisory and investment grade debt underwriting more than offset a decline in equity underwriting driven by a lower market wallet. Advisory revenues increased 76% to $378 million, equity underwriting revenues decreased 20% to $172 million and debt underwriting revenues increased 15% to $804 million. Private Bank revenues of $880 million decreased 3% compared to a strong prior-year period, reflecting lower managed investment revenues and higher funding costs. Corporate Lending revenues of $569 million increased 9% (excluding gain / (loss) on loan hedges), reflecting loan growth and spread expansion.

Markets and Securities Services revenues of $4.7 billion decreased 6%. Fixed Income Markets revenues of $3.5 billion increased 1%, as strength in rates and spread products was partially offset by weakness in foreign exchange, as a result of low currency volatility in the current quarter, while corporate client activity remained stable. Equity Markets revenues of $842 million decreased 24%, compared to a strong prior-year period, reflecting lower market volumes and client financing balances. Securities Services revenues of $638 million were flat on a reported basis and increased 5% in constant dollars, driven by growth in deposits as well as improved spreads.

ICG net income of $3.3 billion remained largely unchanged, as a decrease in expenses and the lower effective tax rate offset the decline in revenues and an increase in cost of credit. ICG operating expenses decreased 1% to $5.4 billion, as efficiency savings more than offset investments and volume-driven growth. ICG cost of credit included net credit losses of $55 million ($105 million in the prior-year period) and a net loan loss release of $34 million (net loan loss release of $146 million in the prior-year period).

Corporate / Other ($ in millions)	1Q’19	4Q’18	1Q’18	QoQ%	YoY%
Revenues	$431	$470	$591	(8)%	(27)%

Expenses	$549	$474	$742	16%	(26)%

Net Credit Losses	2	(3)	26	NM	(92)%
Credit Reserve Build / (Release)(a)	(27)	(44)	(33)	39%	18%
Total Cost of Credit	$(25)	$(47)	$(7)	47%	NM

Income (Loss) from Continuing Operations before Taxes	$(93)	$43	$(144)	NM	35%

Net Income (Loss)	$(38)	$272	$(87)	NM	56%
Adjusted Net Income (Loss)(b)	$(38)	$178	$(87)	NM	56%

(a) Includes provision for unfunded lending commitments.

(b) Excludes the impact of Tax Reform in 4Q’18. For additional information, please refer to Appendix A and Footnote 8.

Corporate / Other

Corporate / Other revenues of $431 million decreased 27%, primarily driven by the wind-down of legacy assets.

Corporate / Other expenses of $549 million decreased 26%, primarily driven by the wind-down of legacy assets.

Corporate / Other loss from continuing operations before taxes of $93 million decreased from a loss of $144 million in the prior-year period, as the lower expenses and cost of credit more than offset the lower revenues.

Citigroup will host a conference call today at 10:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 8995846.

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s First Quarter 2019 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission (SEC). These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including, among others, the efficacy of Citi’s business strategies and execution of those strategies, such as those relating to its key investment, efficiency and capital optimization initiatives, governmental and regulatory actions or approvals, various geopolitical and macroeconomic uncertainties, challenges and conditions, for example, changes in monetary policies and trade policies, and the precautionary statements included in this release and those contained in Citigroup’s filings with the SEC, including without limitation the “Risk Factors” section of Citigroup’s 2018 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Press:	Mark Costiglio	(212) 559-4114	Investors:	Susan Kendall	(212) 559-2718
			Fixed Income Investors:	Thomas Rogers	(212) 559-5091

Appendix A

Citigroup ($ in millions)	1Q’19	4Q’18	1Q’18
Reported Net Income	$4,710	$4,313	$4,620
Impact of:
Tax Reform	—	94	—
Adjusted Net Income	$4,710	$4,219	$4,620
Less: Preferred Dividends	262	313	272
Adjusted Net Income to Common Shareholders	$4,448	$3,906	$4,348

Common Share Repurchases	4,055
Common Dividends	1,075
Total Capital Returned to Common Shareholders	$5,130

Payout Ratio	115%

Reported Average TCE	$151,334

Adjusted Average TCE	$151,287

Reported RoTCE	11.9%

Adjusted RoTCE	11.9%

Note:  Totals may not sum due to rounding.

Corp / Other ($ in millions)	1Q’19	4Q’18	1Q’18
Reported Net Income (Loss)	$(38)	$272	$(87)
Impact of:
Tax Reform	—	94	—
Adjusted Net Income (Loss)	$(38)	$178	$(87)

Note:  Totals may not sum due to rounding.

Appendix B

Citigroup ($ in billions)	1Q’19	1Q’18
Reported EOP Loans	$682	$673
Impact of FX Translation	—	(13)
EOP Loans in Constant Dollars	$682	$660

Reported EOP Deposits	$1,030	$1,001
Impact of FX Translation	—	(23)
EOP Deposits in Constant Dollars	$1,030	$978

Note:  Totals may not sum due to rounding.

Global Consumer Banking ($ in millions)	1Q’19	1Q’18
Reported Revenues	$8,451	$8,426
Impact of FX Translation	—	(113)
Revenues in Constant Dollars	$8,451	$8,313

Reported Expenses	$4,608	$4,677
Impact of FX Translation	—	(70)
Expenses in Constant Dollars	$4,608	$4,607

Reported Cost of Credit	$1,984	$1,905
Impact of FX Translation	—	(19)
Cost of Credit in Constant Dollars	$1,984	$1,886

Note:  Totals may not sum due to rounding.

Latin America Consumer Banking ($ in millions)	1Q’19	1Q’18
Reported Revenues	$1,381	$1,340
Impact of FX Translation	—	(43)
Revenues in Constant Dollars	$1,381	$1,297

Note:  Totals may not sum due to rounding.

Asia Consumer Banking(1) ($ in millions)	1Q’19	1Q’18
Reported Revenues	$1,885	$1,929
Impact of FX Translation	—	(70)
Revenues in Constant Dollars	$1,885	$1,859

Note:  Totals may not sum due to rounding.

(1)  Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Treasury and Trade Solutions ($ in millions)	1Q’19	1Q’18
Reported Revenues	$2,395	$2,268
Impact of FX Translation	—	(88)
Revenues in Constant Dollars	$2,395	$2,180

Note:  Totals may not sum due to rounding.

Securities Services ($ in millions)	1Q’19	1Q’18
Reported Revenues	$638	$641
Impact of FX Translation	—	(35)
Revenues in Constant Dollars	$638	$606

Note:  Totals may not sum due to rounding.

Appendix C

($ in millions)	1Q’19(1)	4Q’18	1Q’18

Citigroup Common Stockholders’ Equity(2)	$178,427	$177,928	$182,943
Add: Qualifying noncontrolling interests	144	147	140
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(3)	(442)	(728)	(920)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(4)	(67)	580	(498)
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(5)	21,768	21,778	22,482
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	4,390	4,402	4,209
Defined benefit pension plan net assets	811	806	871
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	11,756	11,985	12,811

Common Equity Tier 1 Capital (CET1)	$140,355	$139,252	$144,128

Risk-Weighted Assets (RWA)	$1,175,911	$1,174,448	$1,195,981

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	11.9%	11.9%	12.1%

Note:        Citi’s reportable CET1 Capital ratios were derived under the U.S. Basel III Standardized Approach framework for all periods presented. This reflects the lower of the CET1 Capital ratios under both the Standardized Approach and the Advanced Approaches under the Collins Amendment.

(1)                       Preliminary.

(2)                       Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.

(3)                       Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(4)                       The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected, and own-credit valuation adjustments on derivatives, are excluded from Common Equity Tier 1 Capital, in accordance with the U.S. Basel III rules.

(5)                       Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

Appendix D

($ in millions)	1Q’19(1)	4Q’18	1Q’18

Common Equity Tier 1 Capital (CET1)	$140,355	$139,252	$144,128

Additional Tier 1 Capital (AT1)(2)	18,339	18,870	19,362

Total Tier 1 Capital (T1C) (CET1 + AT1)	$158,694	$158,122	$163,490

Total Leverage Exposure (TLE)	$2,462,057	$2,465,641	$2,436,817

Supplementary Leverage Ratio (T1C / TLE)	6.4%	6.4%	6.7%

(1)                       Preliminary.

(2)                       Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix E

($ and shares in millions, except per share amounts)	1Q’19(1)	4Q’18	1Q’18

Common Stockholders’ Equity	$178,272	$177,760	$182,759
Less:
Goodwill	22,037	22,046	22,659
Intangible Assets (other than MSRs)	4,645	4,636	4,450
Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	—	—	48
Tangible Common Equity (TCE)	$151,590	$151,078	$155,602

Common Shares Outstanding (CSO)	2,313	2,369	2,550

Tangible Book Value Per Share (TCE / CSO)	$65.55	$63.79	$61.02

(1)  Preliminary.

1 Citigroup’s total expenses divided by total revenues.

2 Preliminary. Citigroup’s return on average tangible common equity (RoTCE) is a non-GAAP financial measure. RoTCE represents annualized net income available to common shareholders as a percentage of average tangible common equity (TCE). For the components of the calculation, see Appendix A.

3 Ratios as of March 31, 2019 are preliminary. For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C. For the composition of Citigroup’s SLR, see Appendix D.

4 Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders. For the components of the calculation, see Appendix A.

5 Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

6 Citigroup’s results of operations excluding the impact of gains-on-sale are non-GAAP financial measures.

7 Credit derivatives are used to economically hedge a portion of the corporate loan portfolio that includes both accrual loans and loans at fair value. Gains / (losses) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. The fixed premium costs of these hedges are netted against the corporate lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gains / (losses) on loan hedges are non-GAAP financial measures.

8 Represents the fourth quarter 2018 one-time impact of the finalization of the provisional component of the impact related to the enactment of the Tax Cuts and Jobs Act (Tax Reform), which was signed into law on December 22, 2017, based on Citi’s analysis as well as additional guidance received from the U.S. Treasury Department. Citigroup’s results of operations excluding the impact of Tax Reform are non-GAAP financial measures. For the components of the calculation, see Appendix A.

9 Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix B.